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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*

                               PDF SOLUTIONS, INC.
                               -------------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                   693282-10-5
                                   -----------
                                 (CUSIP Number)

                                DECEMBER 31, 2002
                                -----------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]    Rule 13d-1(b)

[X]    Rule 13d-1(c)

[ ]    Rule 13d-1(d)

----------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 693282-10-5            Schedule 13G                  Page 2 of 5 Pages

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON:                        CADENCE DESIGN SYSTEMS,
                                                                            INC.
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:                    77-0148231
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION:                           DELAWARE
--------------------------------------------------------------------------------
                        5.     SOLE VOTING POWER:                      1,305,443
      NUMBER OF         --------------------------------------------------------
       SHARES           6.     SHARED VOTING POWER:                          -0-
    BENEFICIALLY        --------------------------------------------------------
    OWNED BY THE        7.     SOLE DISPOSITIVE POWER:                 1,305,443
     REPORTING          --------------------------------------------------------
    PERSON WITH         8.     SHARED DISPOSITIVE POWER:                     -0-
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY THE                     1,305,443
        REPORTING PERSON:
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
        EXCLUDES CERTAIN SHARES                                              [ ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:                    5.6%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON:                                             CO
--------------------------------------------------------------------------------


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CUSIP No. 693282-10-5            Schedule 13G                  Page 3 of 5 Pages

ITEM 1.  (a)  NAME OF ISSUER:  PDF Solutions, Inc.

         (b)  ADDRESS OF PRINCIPAL EXECUTIVE OFFICES OF ISSUER:

              333 West San Carlos Street
              Suite 700
              San Jose, CA  95110

ITEM 2.  (a)  NAME OF PERSON FILING:  Cadence Design Systems, Inc.

         (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

              2655 Seely Road, Building 5
              San Jose, CA  95134

         (c)  CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware

         (d)  TITLE OF CLASS OF SECURITIES:  Common Shares

         (e)  CUSIP NUMBER:  693282-10-5

ITEM 3.  Inapplicable

ITEM 4.  OWNERSHIP.

         (a)  Amount beneficially owned: 1,305,443

         (b)  Percent of Class:  5.6%

         (c)  Number of shares as to which such person has:
              (i)   Sole power to vote or to direct the vote: 1,305,443
              (ii)  Shared power to vote or to direct the vote: -0-
              (iii) Sole power to dispose or to direct the disposition of:
                    1,305,443
              (iv)  Shared power to dispose or to direct the disposition of: -0-


Note: Cadence Design Systems, Inc. and PDF Solutions, Inc. have a director in common, Mr. Donald L. Lucas. Mr. Lucas does not have voting power for Cadence Design Systems, Inc.
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CUSIP No. 693282-10-5            Schedule 13G                  Page 4 of 5 Pages

ITEM 5.  Inapplicable

ITEM 6.  Inapplicable

ITEM 7.  Inapplicable

ITEM 8.  Inapplicable

ITEM 9.  Inapplicable

ITEM 10. CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of, or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                    SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    March 27, 2003
                                          -----------------------------------
                                                        Date

                                               /s/ Charles H. Eldredge
                                         -----------------------------------
                                                     Signature

                                   Charles H. Eldredge -- Group Finance Director
                                   ---------------------------------------------
                                                         Name/Title